Exhibit 26(n)(i)

Written consent of PricewaterhouseCoopers LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 2 to the Registration Statement on Form N-6, File No. 333-192820 under the Securities Act of 1933 of TFLIC Series Life Account of our report dated April 24, 2015 relating to the financial statements of TFLIC Series Life Account and to the use of our report dated April 29, 2015 with respect to the financial statements of Transamerica Financial Life Insurance Company, which appears in such Registration Statement.  We also consent to the reference to us under the heading “Independent Registered Public Accounting Firms" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Chicago, Illinois

April 29, 2015